EXHIBIT 10.37

CORNING INCORPORATED

DEFERRED COMPENSATION PLAN FOR DIRECTORS

AMENDMENT NO. 1 TO FEBRUARY 3, 1999 RESTATEMENT

Pursuant to Section 16 of the Corning Incorporated Deferred Compensation Plan for Directors (the “Plan), Corning Incorporated hereby amends the Plan, effective as of January 1, 2008, as follows:

1.	Section 7 is amended by deleting the section in its entirety and replacing it with the following:

Section 7. Form of Payment

A participant may elect to receive compensation deferred under the Plan in either (a) a lump sum or (b) a number of annual installments as specified in the participant’s deferral election. All amounts in the participant’s cash and market value accounts shall be paid in cash.

2.	Section 8 is amended by deleting the paragraph in its entirety and replacing it with the following:

Section 8. Death or Disability Prior to Receipt

In the event that a participant dies or becomes “disabled” (as defined by Code Section 409A) prior to receipt of any or all of the amounts payable to the participant pursuant to the Plan, any amounts remaining in the participant’s deferred compensation account shall be paid to his estate or personal representative in a lump sum within sixty (60) days following the participant’s death or disability.

3.	Section 9 is amended by deleting the second paragraph in its entirety and replacing it with the following:

Deferral elections shall relate to fees earned by a Director during a Plan Year. Deferral elections for a Plan Year shall be made no later than the date specified by the plan administrator that is on or prior to the last day of calendar year preceding the Plan Year for which the compensation is earned (i.e., compensation for services performed during a Plan Year may be deferred only if the election to defer such compensation is made not later than the close of the Plan Year next preceding the year in which the services are performed).

Notwithstanding the foregoing, when an individual first becomes a Director, an election to defer compensation may be made by a nominee for election as a Director prior to, or concurrently with the nominee’s election for, the term for which the nominee is being elected, provided that the initial deferral election must be made not later than 30 days after the date the Director first becomes eligible to participate in the Plan and such election may apply only with respect to compensation for services to be performed subsequent to the election.

4.	Section 10 is amended by deleting the section in its entirety and replacing it with the following:

Section 10. Manner of Electing Deferral

A participant may elect to defer compensation within the time periods prescribed under Section 9 by giving written notice to the Secretary of the Company (on a form provided by the Company), which notice shall include the amount to be deferred, the accounts to which such amounts are to be allocated and the percentage (in increments of 10%) of such amounts to be allocated to each account, the period of deferral, and the form of payment, including the number of installments.

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5.	Section 11 of the Plan is amended by deleting such section in its entirety and replacing it with the following:

Section 11. Effect of Election

An election to defer compensation shall become effective and binding on the participant once the Plan Year to which it applies has commenced. Except as provided by this paragraph, once made, an election to defer for a particular Plan Year is irrevocable. An election for a Plan Year may be cancelled upon demonstration of an “unforeseeable emergency” (as defined by Code Section 409A) and with the concurrence of the Chairman of the Board of the Company. Any election covering more than one Plan Year may be revoked or modified with respect to Plan Years not yet begun by notifying the Secretary of the Company in writing at least fifteen (15) days prior to the commencement of such Plan Year.

6.	Section 15 of the Plan is amended by adding the following to the end thereof:

The Plan shall be governed by and subject to the requirements of Code Section 409A and shall be interpreted and administered in accordance with that intent. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict.

7.	Section 16 of the Plan is amended by adding the following to the end thereof:

The Board may delegate to a committee consisting of at least three employees of the Company the authority to make technical amendments to the Plan.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this amendment on its behalf this 3rd day of October, 2007.

CORNING INCORPORATED

By:	/s/ John P. MacMahon
John P. MacMahon
Title:	Senior Vice President – Global Compensation and Benefits

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